Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

ISBA Announces First Quarter 2017 Earnings

Mt. Pleasant, Michigan, April 25, 2017 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s earnings for the first quarter of 2017. The Corporation reported net income of $3.14 million for the quarter ended March 31, 2017.
“We are pleased to report our earnings for the first quarter of 2017,” stated Jae Evans, President and Chief Executive Officer for Isabella Bank Corporation. “The increase in first quarter earnings of $119,000 when compared to the same period in 2016, was a result of strong loan growth during 2016 which has led to increased interest income. We continue to be committed to increasing earnings and shareholder value through growth in our loan portfolio, growth in our investment and trust services, and increasing our geographical presence while managing operating costs.”
Net Income
During the three month periods ended March 31, 2017 and 2016, the Corporation reported net income of $3.14 million and $3.02 million, and earnings per common share of $0.40 and $0.39, respectively. The increase in earnings was primarily driven by total interest income which increased $780,000 for the first three months of 2017 in comparison to the same period in 2016.
Assets
As of March 31, 2017, total assets increased to $1.76 billion and assets under management grew to a record $2.48 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $714.97 million. Available-for-sale securities increased by $32.02 million during the first quarter of 2017 which was funded by strong deposit growth of $36.02 million during the quarter.
Loans
The Corporation's growth in the loan portfolio of $2.31 million in the first quarter of 2017 was largely driven by increases in the commercial and residential mortgage loan portfolios. The Corporation anticipates continued loan growth during the remainder of 2017 as a result of the expansion of its geographical presence in Saginaw County and commitment to competitive products.
Net Interest Income
For the three months ended March 31, 2017, net interest income increased by $563,000 in comparison to the same period in 2016. This increase was primarily the result of significant loan growth during 2016.
The Corporation's net yield on interest earning assets remained historically low at 2.99% for the three month period ended March 31, 2017. While the Federal Reserve Bank increased rates 25 basis points in March 2017, we do not anticipate they will increase short term interest rates significantly in the remainder of 2017; therefore, we do not anticipate significant improvements in our net yield on interest earning assets in the short term. Increases in net interest income are expected to occur only through continued strategic growth in loans, investments, and other income earning assets.
Dividends
During the first quarter of 2017, the Corporation paid a $0.25 per common share cash dividend which represented a 4.17% increase over the per common share cash dividend for first quarter of 2016. Based on the Corporation's closing stock price of $27.60 as of March 31, 2017, the annualized cash dividend yield was 3.62%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank, the Corporation’s banking subsidiary, has 29 banking locations and a loan production office throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top 100 Workplaces” for the past four years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.